Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

August 1, 2012

Kemper Corporation Announces Addition of Robert J. Joyce to its Board of Directors; Names David P. Storch Lead Director

CHICAGO--(BUSINESS WIRE)-- Kemper Corporation (NYSE: KMPR) announced today that its Board of Directors has welcomed Robert J. Joyce as a member of its Board of Directors. The board also named David P. Storch as Lead Director.

Mr. Joyce, 64, is a seasoned executive in the insurance industry. Most recently, he served as Chairman and Chief Executive Officer of Westfield Group until January 2011, and then served as Executive Chair of Westfield's Board until March 2012. Mr. Joyce also served as Chairman of Westfield Bank, a wholly-owned subsidiary of Ohio Farmers Insurance Company, until April 2010. He has over 30 years of experience in financial services, including property & casualty, life, title and surety insurance.

“We are pleased to have Bob become a member of the Kemper Board. He brings a wealth of insurance industry expertise that aligns well with our product offerings,” said Donald G. Southwell, Kemper's Chairman, President and Chief Executive Officer. “We also congratulate David on his appointment as Lead Director for Kemper.”

Mr. Joyce served as a U.S. Navy Captain and is a veteran of Desert Storm and Desert Shield. He served on the Board of Governors of the Property Casualty Insurers Association of America (PCI) and is a past chair of that organization. He is a past member of the American and the Pennsylvania Institutes of CPAs. Mr. Joyce holds a Bachelor of Science in Business Administration from Villanova University.

Mr. Storch has been a member of the Board of Directors since May 2010. He is Chairman and Chief Executive Officer of AAR Corp., a leading provider of products and services to the worldwide aerospace and government/defense industries.

About Kemper
Kemper is a diversified insurance holding company with subsidiaries that provide an array of products to the individual and small business markets:

•	Auto insurance

•	Homeowners insurance

•	Renters insurance

•	Life insurance

•	Health insurance
Kemper markets to its customers through a network of independent agents, brokers and career agents. Additional information about Kemper is available by visiting kemper.com.

Exhibit 99.1

Contact
Investors: Diana Hickert-Hill
312.661.4930 or investor.relations@kemper.com